Exhibit 99.1
NEWS RELEASE	FOR IMMEDIATE RELEASE

DCB Financial Corp Announces Pre-Tax Income of $400,000 for Third Quarter 2015

Reversal of Valuation Allowance on Net Deferred Tax Assets Adds $10.7 Million to Net Income

Lewis Center, OH, November 2, 2015 - DCB Financial Corp (the “Company”), (OTCPink:DCBF), parent holding company of The Delaware County Bank & Trust Company, Lewis Center, Ohio (the “Bank”) announced net income of $11.1 million or $1.52 per diluted share for the three months ended September 30, 2015, compared to net income of $50,000 or $0.01 per diluted share for the same period in 2014. The Company reversed a valuation allowance that had previously been recorded against its net deferred tax assets, resulting in a one-time tax benefit in the third quarter of 2015 of $10.7 million or $1.46 per diluted share. Pre-tax income was $400,000 for the third quarter of 2015, compared with $50,000 in the year-ago quarter.

Net income was $11.5 million or $1.58 per diluted share for the nine months ended September 30, 2015, compared to net income of $206,000 or $0.03 per diluted share for the same period in 2014. Pre-tax income was $783,000 or $0.11 per diluted share for the nine months ended September 30, 2015, compared with $206,000 or $0.03 per diluted share in the year-ago period.

On a quarterly basis, the Company determines whether a valuation allowance is necessary on its net deferred tax assets. In doing so, the Company considers all evidence available, both positive and negative, in determining whether it is more likely than not that the net deferred tax assets will be realized. After weighing all available evidence at September 30, 2015, the Company concluded that it is more likely than not that its net deferred tax assets will be realized. As a result, the company reversed the valuation allowance against its net deferred tax assets, resulting in the recognition of a $10.7 million federal income tax benefit in the Company’s net income in the third quarter of 2015.

Ronald J. Seiffert, President and CEO for the Company said, “The reversal of the valuation allowance on our net deferred tax assets reflects the positive trends in the Company’s core earnings and asset quality over the past seven quarters, along with our confidence in the Company’s ability to generate taxable income in future years sufficient to utilize the net deferred tax assets.”

Seiffert continued, “We are continuing to develop a number of strategic initiatives that are designed to further enhance the Company’s profitability in coming quarters, including a planned expansion of our residential mortgage and small-business lending capabilities going into 2016.”

Balance Sheet Highlights

Total assets were $541.7 million at September 30, 2015, compared with $541.6 million at June 30, 2015 and $515.4 million at December 31, 2014. Cash and cash equivalents increased $13.8 million since the end of 2014 due primarily to deposit growth during the period, and net deferred tax assets increased $10.4 million as the result of the reversal of the valuation allowance in the third quarter of 2015.

Total loans were $380.3 million at September 30, 2015, compared with $382.2 million at June 30, 2015 and $385.4 million at December 31, 2014. The Company has experienced significant prepayments in its commercial portfolio in 2015, including 5 relationships aggregating $5.7 million that paid off during the first quarter and 6 relationships aggregating $7.1 million that paid off in the third quarter. Non-performing troubled-debt restructured loans comprised approximately one-third of these large payoffs during 2015.

The Company has classified the $4.8 million carrying amount of its headquarters building as held-for-sale as of September 30, 2015, reflecting the Company’s plan to sell and simultaneously lease back the property.

Deposits totaled $474.9 million at September 30, 2015, compared with $470.5 million at June 30, 2015 and $453.2 million at December 31, 2014. Much of the growth in deposits during 2015 has been the result of higher balances maintained by existing municipal and business customers.

Shareholders’ equity increased $11.5 million in the nine months of 2015 to $58.7 million at September 30, 2015 due to net income for the period, which was comprised of pre-tax income of $783,000 and the income tax benefit of $10.7 million that resulted from the reversal of the valuation allowance against the Company’s net deferred tax assets. The Company’s tangible common equity to tangible assets ratio was 10.8% at September 30, 2015.

The Bank’s Tier 1 leverage ratio was 9.18% and its total risk-based capital ratio was 14.23% at September 30, 2015, both of which were well above the regulatory thresholds required to be classified as a “well-capitalized” institution, which are 5.0% and 10.0%, respectively. The effect of the income tax benefit recorded in the third quarter added approximately 50 basis points to the Bank’s regulatory capital ratios.

Asset Quality and the Provision for Loan Losses

Delinquent loans (including non-accrual loans) totaled $1.5 million or 0.40% of total loans at September 30, 2015, compared to $2.4 million or 0.63% of total loans at June 30, 2015 and $2.2 million or 0.58% of total loans at December 31, 2014. Non-accrual loans totaled $1.3 million or 0.35% of total loans at September 30, 2015, compared to $1.5 million or 0.38% of total loans at June 30, 2015 and $1.4 million or 0.36% of total loans at December 31, 2014.

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Non-performing assets dropped $3.6 million or 30.4% in the third quarter, and were $8.2 million or 1.52% of total assets at September 30, 2015, compared with $11.8 million or 2.18% of total assets at June 30, 2015 and $12.6 million or 2.45% of total assets at December 31, 2014. Troubled debt restructurings (“TDR’s”), which are performing in accordance with the restructured terms and accruing interest, but are included in non-performing assets, were $6.1 million at September 30, 2015, compared to $9.1 million at June 30, 2015, and $9.6 million at December 31, 2014. During the third quarter the Company sold two commercial mortgage loans that had been classified as impaired TDR’s, at the aggregate outstanding amount of the loans of $3.2 million.

Net recoveries of previously charged-off loans totaling $192,000 were recorded in the third quarter of 2015, compared to net charge-offs of $392,000 or 0.43% (annualized) of average loans in the year-ago quarter, and net recoveries of $75,000 in the second quarter of 2015.

Net charge-offs were $30,000 or 0.02% (annualized) of average loans in the first nine months of 2015, compared to net charge-offs of $2.5 million or 0.91% (annualized) of average loans in the first nine months of 2014. Three relationships comprised approximately 71% of the gross charge-offs in the first nine months of 2014, which were charged against specific allowance allocations established in the fourth quarter of 2013.

The Company recorded a negative provision for loan losses of $150,000 in the third quarter of 2015, due primarily to the net recoveries recorded in the quarter and to the favorable impact on the allowance for loan losses of the reduction in non-performing loans during the quarter. The negative provision for loan losses recorded in the third quarter had the effect of offsetting the provision for loan losses of $150,000 that was recorded in the first quarter of 2015, resulting in no provision for loan losses for the nine months ended September 30, 2015. There was no provision for loan losses recorded in the three months and nine months ended September 30, 2014.

The allowance for loan losses was $4.2 million at September 30, 2015 and at June 30, 2015 and December 31, 2014. The ratio of the allowance for loan losses to total loans was 1.12% at September 30, 2015, compared to 1.09% at June 30, 2015, and 1.10% at December 31, 2014. The ratio of the allowance for loan losses to non-performing loans (including TDR’s) was 56.6% at September 30, 2015, compared to 37.8% at June 30, 2015, and 36.8% at December 31, 2014. The ratio of the allowance for loan losses to non-accrual loans was 314% at September 30, 2015, compared to 286% at June 30, 2015, and 306% at December 31, 2014.

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Net Interest Income

Net interest income totaled $4.2 million in the quarter ended September 30, 2015, compared with $4.0 million in the year-ago quarter and $4.2 million in the second quarter of 2015. The net interest margin was 3.35% in the third quarter of 2015, compared to 3.40% in the year-ago quarter and 3.40% in the second quarter of 2015. The decline in the net interest margin was due primarily to the reinvestment of loan amortization and payoffs into loans with lower current yields, as well as from the effect of higher interest-bearing cash balances, with yields averaging 0.25%.

Total average interest-earning assets were $496.5 million in the third quarter of 2015, which was an increase of $33.0 million or 7.1% from the year-ago quarter and was an increase of $5.5 million compared with the second quarter of 2015. Average loans outstanding in the third quarter were $21.0 million higher than the year-ago quarter, and were up $5.3 million compared with the second quarter of 2015. The increase in the third quarter’s average loan balances have occurred despite the decline in actual period end loans outstanding at September 30, 2015 as the result of the timing of the large commercial loan payoffs that occurred in the third quarter of 2015, along with the effect on average balances throughout 2015 of the $16.2 million of growth in the portfolio that occurred in the fourth quarter of 2014. Total average loans were 77.2% of total average interest-earning assets in the third quarter of 2015, compared with 78.2% in the year-ago quarter and 77.0% in the second quarter of 2015.

Total average interest-bearing deposit balances increased $11.9 million in the third quarter of 2015 compared to the year-ago quarter, with an increase of $17.4 million in the average balances of lower-costing interest-bearing demand, savings and money market accounts (transaction accounts) offsetting a decrease in the average balance of time deposits of $5.5 million. Transaction accounts comprised 79.1% of total interest-bearing deposits in the third quarter of 2015, compared to 76.8% in the year-ago quarter and 78.9% in the second quarter of 2015.

Net interest income totaled $12.5 million in the nine months ended September 30, 2015, which was an increase of $594,000 or 5.0% compared with $11.9 million in the year-ago period. The net interest margin was 3.41% for the nine months ended September 30, 2015, compared with 3.45% in the year-ago period.

Average interest-earning assets were $491.7 million in the first nine months of 2015, which was an increase of $30.3 million or 6.6% from the first nine months of 2014. Average loans outstanding in the first nine months of 2015 increased $20.9 million compared to the year-ago period, and totaled 77.4% of total interest-earning assets in the nine months ended September 30, 2015, compared with 78.0% in the nine months ended September 30, 2014.

The average balance in time deposits decreased $7.1 million in the first nine months of 2015 compared with the year-ago period, while the average balances in lower-costing interest-bearing demand, savings and money market accounts increased $25.0 million. Transaction accounts comprised 78.8% of total interest-bearing deposits in the first nine months of 2015, compared to 75.6% in the first nine months of 2014.

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Non-Interest Income and Non-Interest Expenses

Non-interest income was $1.2 million in the third quarter of 2015, compared to $1.1 million in the third quarter of 2014 and $1.2 million in the second quarter of 2015. Non-interest income was $3.6 million in the nine months September 30, 2015, compared to $3.3 million in the first nine months of 2014. Income from wealth management fees and treasury management fees increased $126,000 and $30,000, respectively in the first nine months of 2015 compared to the year-ago period largely from the impact of business development activities.

Non-interest income accounted for 22.9% of total revenue in the third quarter of 2015, compared with 22.6% in the year-ago quarter and 22.2% in the second quarter of 2015. Non-interest income accounted for 22.2% of total revenue in both the nine months ended September 30, 2015 and in the year-ago period.

Non-interest expenses were $5.2 million for the third quarter of 2015, compared with $5.1 million in the year-ago quarter and $5.2 million for the second quarter of 2015. The Company’s efficiency ratio was 95.0% in the third quarter of 2015, compared with 98.7% in the year-ago quarter, and 95.0% in the second quarter of 2015.

Non-interest expenses were $15.3 million in the nine months ended September 30, 2015, compared to $15.0 million in the year-ago period. The Company’s efficiency ratio was 95.0% for the first nine months of 2015, compared to 98.1% in the year-ago period.

About DCB Financial Corp

DCB Financial Corp is a financial holding company formed under the laws of the State of Ohio. The Company is the parent of The Delaware County Bank & Trust Company, a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its eight full-service and six limited-service branch offices located in Central Ohio. The Bank provides customary retail and commercial banking and cash management services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, commercial leases, real estate mortgage loans, night depository facilities and trust and personalized wealth management services.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of DCB Financial Corp. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, resulting in, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; increases in FDIC insurance premiums may cause earnings to decrease; and other risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in subsequent filings with the Securities and Exchange Commission.

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The Company does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact:	DCB Financial Corp
Ronald J. Seiffert, President and CEO
(740) 657-7000

J. Daniel Mohr, Executive Vice President and CFO
(740) 657-7510

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DCB Financial Corp

Consolidated Balance Sheets (Unaudited)

	September 30, 2015	December 31, 2014
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from financial institutions	$6,883	$6,247
Interest-bearing deposits	28,148	15,027
Total cash and cash equivalents	35,031	21,274

Securities available-for-sale	82,019	75,909

Loans	380,290	385,444
Less allowance for loan losses	(4,206)	(4,236)
Net loans	376,084	381,208

Real estate owned	785	1,111
Investment in FHLB stock	3,250	3,250
Premises and equipment, net	5,178	10,016
Premises and equipment held-for-sale	4,771	—
Bank-owned life insurance	20,598	20,027
Deferred tax asset, net	10,383	—
Accrued interest receivable and other assets	3,635	2,587
Total assets	$541,734	$515,382

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non-interest bearing	$123,870	$111,022
Interest bearing	351,037	342,170
Total deposits	474,907	453,192

Borrowings	4,711	11,808
Accrued interest payable and other liabilities	3,420	3,171
Total liabilities	483,038	468,171

Shareholders’ equity:
Common stock	16,456	16,064
Retained earnings	49,526	38,055
Treasury stock	(7,416)	(7,416)
Accumulated other comprehensive income	609	654
Deferred stock-based compensation	(479)	(146)
Total shareholders’ equity	58,696	47,211
Total liabilities and shareholders’ equity	$541,734	$515,382

Common shares outstanding	7,287,435	7,233,795
Book value per common share	$8.05	$6.53

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DCB Financial Corp

Consolidated Statements of Operations (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(Dollars in thousands, except share and per share data)

Interest income:
Loans	$3,979	$3,775	$11,884	$11,231
Securities	473	494	1,460	1,582
Federal funds sold and interest bearing deposits	17	9	46	32
Total interest income	4,469	4,278	13,390	12,845

Interest expense:
Deposits:
Savings and money market accounts	153	147	445	416
Time accounts	88	104	272	341
NOW accounts	16	19	49	56
	257	270	766	813

Borrowings	35	36	106	108
Total interest expense	292	306	872	921

Net interest income	4,177	3,972	12,518	11,924
Provision for loan losses	(150)	—	—	—
Net interest income after provision for loan losses	4,327	3,972	12,518	11,924

Non-interest income:
Service charges	523	485	1,475	1,485
Wealth management fees	438	420	1,217	1,091
Treasury management fees	81	58	203	173
Income from bank-owned life insurance	163	165	571	566
Loss on loans held for sale	—	(189)	—	(546)
Loss on sale of REO	(19)	(69)	(20)	(73)
Gain on sale of securities, available-for-sale	—	241	—	101
Gain on sale of branch	—	—	—	438
Other non-interest income	37	29	115	92
Total non-interest income	1,223	1,140	3,561	3,327

Non-interest expense:
Salaries and employee benefits	2,771	2,821	8,302	8,311
Occupancy and equipment	1,010	892	2,996	2,841
Professional services	405	366	1,042	983
Advertising	169	100	418	258
Office supplies, postage and courier	81	72	232	256
FDIC insurance premium	95	180	302	520
State franchise taxes	75	67	225	199
Other non-interest expense	544	564	1,779	1,677
Total non-interest expense	5,150	5,062	15,296	15,045

Income before income tax benefit	400	50	783	206
Income tax benefit	(10,688)	—	(10,688)	—
Net income	$11,088	$50	$11,471	$206

Share and Per Share Data
Basic average common shares outstanding	7,287,435	7,192,350	7,244,394	7,192,350
Diluted average common shares outstanding	7,307,244	7,249,194	7,263,409	7,242,431
Basic earnings per common share	$1.52	$0.01	$1.58	$0.03
Diluted earnings per common share	$1.52	$0.01	$1.58	$0.03

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DCB Financial Corp

Consolidated Average Balances (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(Dollars in thousands)
Earning assets
Interest bearing cash	$27,563	$18,324	$26,167	$17,867
Securities	82,088	78,692	81,172	79,188
Tax-exempt securities	3,560	4,228	3,584	4,546
Loans (1)	383,323	362,313	380,824	359,896
Total earning assets	496,534	463,557	491,747	461,497

Non-earning assets	39,432	41,264	40,060	40,956
Total assets	$535,966	$504,821	$531,807	$502,453

Interest bearing liabilities
Interest bearing DDA	$80,287	$79,564	$80,583	$78,962
Money market	153,318	137,854	155,706	132,880
Savings accounts	43,628	42,440	43,425	42,890
Time deposits	73,151	78,621	74,972	82,052
Borrowings	7,759	6,723	6,304	5,637
Total interest bearing liabilities	358,143	345,202	360,990	342,421

Non-interest bearing deposits	$126,128	$109,938	$119,593	$110,305
Other non-interest bearing liabilities	4,927	3,575	4,491	4,240
Total liabilities	489,198	458,715	485,074	456,966
Shareholders’ equity	46,768	46,106	46,733	45,487
Total liabilities and shareholders’ equity	$535,966	$504,821	$531,807	$502,453

(1)	Includes loans held for sale in 2014

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DCB Financial Corp

Loans and Deposits (Unaudited)

The following table sets forth the composition of the Company’s loan portfolio at the dates indicated (includes loans held for sale):

	September 30, 2015		June 30, 2015		December 31, 2014
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loan portfolio composition
Commercial and industrial	$99,498	26.2%	$102,754	26.9%	$106,222	27.6%
Commercial real estate	103,891	27.3%	105,615	27.7%	111,851	29.0%
Real estate and home equity	135,934	35.8%	134,090	35.1%	129,650	33.7%
Consumer and credit card	40,689	10.7%	39,403	10.3%	37,507	9.7%
Total loans	$380,012	100.0%	$381,862	100.0%	$385,230	100.0%

Net deferred loan costs	278		302		214
Allowance for loan losses	(4,206)		(4,164)		(4,236)
Net loans	$376,084		$378,000		$381,208

The following table sets forth the composition of the Company’s deposits at the dates indicated :

	September 30, 2015		June 30, 2015		December 31, 2014
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Deposit composition
Non-interest bearing demand	$123,870	26.1%	$118,114	25.1%	$111,022	24.5%
Interest bearing demand	81,939	17.3%	79,954	17.0%	77,534	17.1%
Total demand	205,809	43.4%	198,068	42.1%	188,556	41.6%

Savings	44,408	9.3%	43,722	9.3%	42,634	9.4%
Money market	151,910	32.0%	154,344	32.8%	147,667	32.6%
Time deposits	72,780	15.3%	74,391	15.8%	74,335	16.4%
Total deposits	$474,907	100.0%	$470,525	100.0%	$453,192	100.0%

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DCB Financial Corp

Asset Quality (Unaudited)

The following table represents a summary of delinquent loans grouped by the number of days delinquent at the dates indicated:

Delinquent loans and leases	September 30, 2015		June 30, 2015		December 31, 2014
	$	%(1)	$	%(1)	$	%(1)
	(Dollars in thousands)
30 days past due and still accruing	$60	0.02%	$460	0.12%	$336	0.09%
60 days past due and still accruing	129	0.03%	22	0.01%	37	0.01%
90 days past due and still accruing	—	0.00%	475	0.12%	480	0.12%
Non-accrual	1,338	0.35%	1,457	0.38%	1,384	0.36%
Total	$1,527	0.40%	$2,414	0.63%	$2,237	0.58%

(1) As a percentage of total loans, excluding deferred costs

The following table represents information concerning the aggregate amount of non-performing assets (includes loans held for sale):

Non-performing assets	September 30, 2015	June 30, 2015	December 31, 2014
	(Dollars in thousands)
Non-accruing loans:
Residential real estate loans and home equity	$679	$766	$334
Commercial real estate	30	31	298
Commercial and industrial	573	593	632
Consumer loans and credit cards	56	67	120
Total non-accruing loans	1,338	1,457	1,384
Accruing loans delinquent 90 days or more	—	475	480
Total non-performing loans (excluding TDR’s)	1,338	1,932	1,864

Other real estate and repossessed assets	785	807	1,111
Total non-performing assets (excluding TDR’s)	$2,123	$2,739	$2,975

Troubled debt restructurings(1)	$6,089	$9,068	$9,633
Total non-performing loans (including TDR’s)	$7,427	$11,000	$11,497
Total non-performing assets (including TDR’s)	$8,212	$11,807	$12,608

(1) TDR’s that are in compliance with their modified terms and accruing interest.

The following table summarizes changes in the allowance for loan losses arising from loans charged off, recoveries on loans and leases previously charged off and additions to the allowance which have been charged to expense:

Allowance for loan losses	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(Dollars in thousands)
Allowance for loan losses, beginning of period	$4,164	$4,568	$4,236	$6,725

Loans charged-off	(63)	(445)	(570)	(2,703)
Recoveries of loans previously charged-off	255	53	540	251
Net recoveries (charge-offs)	192	(392)	(30)	(2,452)
Allowance related to loans transferred to held-for-sale	—	—	—	(97)
Provision for loan losses	(150)	—	—	—
Allowance for loan losses, end of period	$4,206	$4,176	$4,206	$4,176

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DCB Financial Corp

Consolidated Financial Information (Unaudited)

Key Ratios	At or for the three months ended September 30,		At or for the nine months ended September 30,
	2015	2014	2015	2014
Return on average assets	8.26%	0.04%	4.31%	0.05%
Return on average equity	94.9%	0.43%	49.1%	0.60%
Yield on earning assets	3.57%	3.66%	3.76%	3.71%
Cost of interest-bearing liabilities	0.32%	0.35%	0.32%	0.42%
Net interest margin (1)	3.35%	3.40%	3.41%	3.45%
Non-interest income to total income (2)	22.9%	22.6%	22.2%	22.2%
Efficiency ratio (3)	95.0%	98.7%	95.0%	98.1%

Net loans (recovered) charged-off to average loans, annualized	(0.20)%	0.43%	0.02%	0.91%
Provision for loan losses to average loans, annualized	(0.16)%	0.00%	0.0%	0.00%
Allowance for loan losses to total loans	1.12%	1.13%	1.12%	1.13%
Allowance for loan losses to non-accrual loans	314.4%	138.9%	314.4%	138.9%
Non-accrual loans to total loans	0.35%	0.81%	0.35%	0.81%
Non-performing assets to total assets (including performing TDR’s)	1.52%	2.81%	1.52%	2.81%
Non-performing assets to total assets (excluding performing TDR’s)	0.39%	0.84%	0.39%	0.84%

(1)	Net interest income divided by average earning assets
(2)	Non-interest income (excluding net realized gains and losses on securities and other non-recurring gains and losses) divided by the sum of net interest income and non-interest income (as adjusted)
(3)	Non-interest expense (less OREO expense and non-recurring expenses and losses) divided by the sum of net interest income and non-interest income (as adjusted)

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DCB Financial Corp

Selected Quarterly Financial Data (Unaudited)

	2015			2014
	Third	Second	First	Fourth	Third
	(Dollars in thousands, except per share data)
Interest income	$4,469	$4,454	$4,467	$4,536	$4,278
Interest expense	292	295	285	291	306
Net interest income	4,177	4,159	4,182	4,245	3,972
Provision for loan losses	(150)	—	150	150	—
Net interest income after provision for loan losses	4,327	4,159	4,032	4,094	3,972
Non-interest income	1,223	1,180	1,158	1,132	1,140
Non-interest expenses	5,150	5,195	4,951	5,059	5,062
Income before income tax benefit	400	144	239	168	50
Income tax benefit	(10,688)	—	—	—	—
Net income	$11,088	$144	$239	$168	$50

Stock and related per share data
Basic and diluted earnings per common share	$1.52	$0.02	$0.03	$0.02	$0.01
Basic weighted average common shares outstanding	7,287,435	7,287,435	7,237,371	7.196,404	7,192,350
Diluted weighted average common shares outstanding	7,307,244	7,303,902	7,253,840	7,232,961	7,249,194
Common book value per share	$8.05	$6.51	$6.54	$6.53	$6.49

Capital Ratios:
Bank
Tier 1 leverage ratio	9.18%	8.63%	8.65%	9.00%	8.96%
Common equity tier 1 capital ratio	13.09%	12.68%	12.62%	12.40%	12.42%
Tier 1 risk based capital ratio	13.09%	12.68%	12.62%	12.40%	12.42%
Total risk based capital ratio	14.23%	13.83%	13.75%	13.56%	13.57%

Total equity to assets ratio (consolidated)	10.83%	8.80%	9.15%	9.16%	9.33%

Selected ratios:
Return on average assets	8.26%	0.19%	0.18%	0.13%	0.04%
Return on average equity	94.9%	2.17%	2.05%	1.44%	0.43%
Yield on earning assets	3.57%	3.61%	3.73%	3.86%	3.66%
Cost of interest-bearing liabilities	0.32%	0.33%	0.32%	0.33%	0.35%
Net interest margin	3.35%	3.40%	3.50%	3.62%	3.40%
Non-interest income to total income (1)	22.9%	22.2%	21.5%	20.6%	22.6%
Efficiency ratio (2)	95.0%	95.0%	92.9%	94.6%	98.7%

Asset quality ratios:
Net loans (recovered) charged-off to average loans, annualized	(0.20)%	(0.08)%	0.31%	0.10%	0.43%
Provision for loan losses to average loans, annualized	(0.16)%	0.00%	0.16%	0.16%	0.00%
Allowance for loan losses to total loans	1.12%	1.09%	1.08%	1.10%	1.13%
Allowance for loan losses to non-accrual loans	314%	286%	362%	306%	139%
Non-accrual loans to total loans	0.35%	0.38%	0.30%	0.36%	0.81%
Non-performing assets to total assets (including performing TDR’s)	1.52%	2.18%	2.26%	2.45%	2.81%
Non-performing assets to total assets (excluding performing TDR’s)	0.39%	0.51%	0.42%	0.58%	0.84%

(1) Non-interest income (net of realized gains and losses on securities and other non-recurring items) divided by the sum of net interest income and non-interest income (as adjusted)

(2) Non-interest expense (less OREO expense) divided by the sum of net interest income and non-interest income (as adjusted)

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